Exhibit 11

CONSENT OF INDEPENDENT AUDITOR

We consent to the use, in this Offering Statement on Form 1-A of our independent auditors’ report dated April 30, 2019 on our audit related to the financial statements of To the Stars Academy of Arts & Science, Inc. which comprise the balance sheets as of December 31, 2018 and 2017, and the related statements of operations, stockholders’ deficit, and cash flows for the years then ended, and the related notes to the financial statements.

Very truly yours,

/s/ dbbmckennon

San Diego, California

June 3, 2019